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                                                                    Exhibit 4.02


                                  CALTON, INC.

                          EMPLOYEE STOCK PURCHASE PLAN

ARTICLE 1 - PURPOSE.

         This Employee Stock Purchase Plan (the "Plan") is intended to encourage stock ownership by all eligible employees of Calton, Inc. (the "Company"), a New Jersey corporation, and its participating subsidiaries (as defined in Article
17) so that they may share in the growth of the Company by acquiring or increasing their proprietary interest in the Company. This Plan is designed to encourage eligible employees to remain in the employ of the Company and its participating subsidiaries. This Plan is intended to constitute an "employee stock purchase plan" within the meaning of Section 423(b) of the Internal Revenue Code of 1986, as amended (the "Code").

ARTICLE 2 - ADMINISTRATION OF THE PLAN.

         This Plan shall be administered by the Compensation Committee (the "Committee") of the Board of Directors of the Company. The interpretation and construction by the Committee of any provisions of this Plan or of any option granted under it, shall be final, unless otherwise determined by the Board of Directors. The Committee may from time to time adopt such rules and regulations for carrying out this Plan as it may deem best, provided that any such rules and regulations shall be applied on a uniform basis to all employees under the Plan. No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to this Plan or any option granted under it.

         In the event the Board of Directors dissolves the Committee or terminates the authority of the Committee to administer this Plan, the Board of Directors shall have all power and authority to administer this Plan. In such event, the word "Committee" wherever used herein shall be deemed to mean the Board of Directors.

ARTICLE 3 - ELIGIBLE EMPLOYEES.

         All employees of the Company or any of its participating subsidiaries whose customary employment is more than twenty (20) hours per week and for more than five (5) months in any calendar year shall be eligible to receive options under this Plan to purchase common stock of the Company, and all eligible employees shall have the same rights and privileges hereunder. Persons who are eligible employees on the first business day of any Offering Period (as defined in Article 5) shall receive their options as of such day. Persons who become eligible employees after any date on which options are granted under this Plan shall be granted options on the first day of the next succeeding Offering Period on which options are granted to eligible employees under this Plan. Directors who are not employees of the Company shall not be eligible to receive options under the Plan. In no event, however, may an employee be granted an option if such employee, immediately after the option was granted, would be treated as owning stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any parent corporation or subsidiary corporation, as the terms

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"parent corporation" and "subsidiary corporation" are defined in Section 424(e)
and (f) of the Code. For purposes of determining stock ownership under this paragraph, the rules of Section 424(d) of the Code shall apply, and stock which the employee may purchase under outstanding options shall be treated as stock owned by the employee.

ARTICLE 4 - STOCK SUBJECT TO THE PLAN.

         The stock subject to the options under this Plan shall be shares of the Company's authorized but unissued Common Stock, par value $.05 per share (the "Common Stock"), or shares of Common Stock reacquired by the Company, including shares purchased in the open market. The aggregate number of shares which may be issued pursuant to this Plan is One Hundred Seventy-Five Thousand (175,000) shares, which number shall automatically increase on January 1 of each year, beginning January 1, 2002, by such number of shares as is equal to the lesser of
(i) 2% of the total number of shares of Common Stock outstanding on December 31 of the prior year and (ii) Seventy-Five Thousand (75,000) shares. The number of shares which may be issued under this Plan shall at all times be subject to adjustment as provided in Article 12. If any option granted under this Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part, the unpurchased shares subject thereto shall again be available under this Plan.

ARTICLE 5 - EFFECTIVENESS; PAYMENT PERIOD AND STOCK OPTIONS.

         Subject to the terms and conditions of this Plan, the Committee shall make offerings to eligible employees to purchase Common Stock under this Plan from time to time on the date or dates designated by the Committee. The Committee shall specify the terms and conditions for each such offering including the date of the offering, the fixed terms of any offering and the terms of any interim payment periods (each a "Payment Period") within the fixed term of any offering. The fixed term of any offering (each an "Offering Period") shall be a maximum of twenty-four months during which term payroll deductions shall be made from the annual compensation of eligible employees participating in an offering.

         On the first business day of each Offering Period, the Company will grant to each eligible employee who is then a participant in this Plan an option to purchase on the last day of each Payment Period within such Offering Period, at the Option Price hereinafter provided for, a number of shares which has on the first day of the Offering Period an aggregate Option Price equal to 15% of the Employee's annual compensation, on condition that such employee remains eligible to participate in this Plan throughout the remainder of such Payment Period. The participant shall be entitled to exercise the option so granted only to the extent of the participant's accumulated payroll deductions on the last day of such Payment Period. The option price per share for each Payment Period shall be the lesser of (i) 85% of the average market price of the Common Stock on the first business day of the Offering Period to which such Payment Period relates, or (ii) 85% of the average market price of the Common Stock on the last business day of such Payment Period (the "Option Price"). The Option Price shall be subject to adjustment as provided in Article 12.

         For purposes of this Plan, the term "average market price" on any date means (i) the average (on that date) of the high and low prices of the Common Stock on the principal national

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securities exchange on which the Common Stock is traded, if the Common Stock is then traded on a national securities exchange; or (ii) the last reported sale price (on that date) of the Common Stock on the Nasdaq Stock Market, if the Common Stock is not then traded on a national securities exchange; or (iii) the average the closing bid and asked prices last quoted (on that date) by an established quotation service for over-the-counter securities, if the Common Stock is not reported on the Nasdaq Stock Market; or (iv) if the Common Stock is not publicly traded, the fair market value of the Common Stock as determined by the Committee after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm's length. For purposes of determining the "last reported" sale price or the "last quoted" price for the foregoing provision, the last reported or quoted prices shall mean, as the case may be, at 4:00 p.m., New York time, on that day.

         For purposes of this Plan, the term "business day" means a day on which there is trading on the Nasdaq Stock Market or the aforementioned national securities exchange, whichever is applicable pursuant to the preceding paragraph; and if neither is applicable, a day that is not a Saturday, Sunday or legal holiday in the State of New Jersey.

         No employee shall be granted an option which permits the employee's right to purchase stock under this Plan, and under all other Section 423(b) employee stock purchase plans of the company and any parent or subsidiary corporations, to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined on the date or dates that options on such stock were granted) for each calendar year in which such option is outstanding at any time. The purpose of the limitation in the preceding sentence is to comply with
Section 423(b)(8) of the Code. If the participant's accumulated payroll deductions on the last day of the Payment Period would otherwise enable the participant to purchase Common Stock in excess of the Section 423(b)(8) limitation described in this paragraph, the excess of the amount of the accumulated payroll deductions over the aggregate purchase price of the shares actually purchased shall be promptly refunded to the participant by the Company, without interest.

ARTICLE 6 - EXERCISE OF OPTION.

         Each eligible employee who continues to be a participant in this Plan on the last day of a Payment Period shall be deemed to have exercised his or her option on such date and shall be deemed to have purchased from the Company such number of full shares of Common Stock reserved for the purpose of this Plan as the participant's accumulated payroll deductions on such date will pay for at the Option Price, subject to the Section 423(b)(8) limitation described in
Article 5. If the individual is not a participant on the last day of a Payment Period, then he or she shall not be entitled to exercise his or her option and the amount of his or her payroll deduction not previously used to purchase Common Stock shall be refundable. The Committee may determine with respect to participating employees whether any fractional share which would be issuable under this Article 6 shall be rounded down to the next lower whole share or credited as a fractional share. Unused payroll deductions remaining in a participant's account at the end of a Payment Period by reason of the inability to purchase a fractional share shall be carried forward to the next Payment Period.

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ARTICLE 7 - AUTHORIZATION FOR ENTERING THE PLAN.

         An employee may elect to enter this Plan by filling out, signing and delivering to the Company an authorization:

         A. Stating the percentage to be deducted regularly from the employee's pay;

         B. Authorizing the purchase of stock for the employee in each Payment Period in accordance with the terms of this Plan; and

         C. Specifying the exact name or names in which stock purchased from the employee is to be issued as provided under Article 11 hereof.

         Such authorization must be received by the Company at least ten (10) business days before the first day of the next succeeding Offering Period and shall take effect only if the employee is an eligible employee on the first business day of such Offering Period.

         Unless a participant files a new authorization or withdraws from this Plan, the deductions and purchases under the authorization the participant has on file under this Plan will continue from one Offering Period to succeeding (but not overlapping) Offering Periods as long as this Plan remains in effect. Eligible employees may not participate in more than one Offering Period at a time.

         The Company will accumulate and hold for each participant's account the amounts deducted from his or her pay. No interest will be paid on these amounts.

ARTICLE 8 - MAXIMUM AMOUNT OF PAYROLL DEDUCTIONS.

         An employee may authorize payroll deductions in an amount (expressed as a whole percentage) of not less than one percent (1%) but not more than fifteen percent (15%) of the employee's total compensation including base pay or salary and any overtime, bonuses and commissions.

ARTICLE 9 - CHANGE IN PAYROLL DEDUCTIONS.

         Deductions may not be increased or decreased during an Offering Period. However, a participant may withdraw in full from an Offering Period.

ARTICLE 10 - WITHDRAWAL FROM THE PLAN.

         A participant may withdraw from the Plan (in whole but not in part) at any time prior to the last day of a Payment Period by delivering a withdrawal notice to the Company, in which event the Company will promptly refund the entire balance of the employee's deductions not previously used to purchase stock under such Payment Period.

         To re-enter this Plan, an employee who has previously withdrawn must file a new authorization at least ten (10) business days before the first day of the next Offering Period in which he or she wishes to participate. The employee's re-entry into this Plan becomes effective at the beginning of such Offering Period, provided that he or she is an eligible employee on the first business day of the Offering Period.

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ARTICLE 11 - ISSUANCE OF STOCK.

         After the end of each Offering Period, the Company will deposit the number of shares of Common Stock which each participant has purchased into an account (a "Brokerage Account") established in the participant's name with the Company's transfer agent or at a stock brokerage or other financial services firm which the Company shall designate. The participant may request that the account be established in the name of the participant or in the name of the participant and the name of another person of legal age as joint tenants with rights of survivorship. Subject to Article 16 hereof, a participant may sell or otherwise dispose of shares in the Brokerage Account at any time; however, each participant shall hold shares in the Brokerage Account until (a) two years after the beginning of the Offering Period in which the participant purchased the shares or (b) one year after the applicable Payment Date, whichever comes later. After these time periods elapse, the participant may transfer the applicable shares to another stock brokerage or other financial services firm, or the participant may request that the Company issue a stock certificate in the participant's name.

ARTICLE 12 - ADJUSTMENTS.

         In the event of a stock split, stock dividend, recapitalization, reorganization, exchange of shares or other similar event or change in the Company's capitalization, the class and aggregate number of shares set forth in
Article 4 hereof which are subject to options which have been or may be granted under this Plan, the Option Price and the limitations set forth in the second paragraph of Article 5 shall also be appropriately adjusted to reflect such events. Notwithstanding the foregoing, any such adjustment shall be made only after the Committee, based on advice of counsel for the Company, determines whether such adjustments would constitute a "modification" (as that term is defined in Section 424 of the Code). If the Committee determines that such adjustments would constitute a modification, it may refrain from making such adjustments.

         If the Company is to be consolidated with or acquired by another entity in a merger, a sale of all or substantially all of the Company's assets or otherwise (an "Acquisition"), the Committee or the board of directors of any entity assuming the obligations of the Company hereunder (the "Successor Board") shall, with respect to options then outstanding under this Plan, either (i) make appropriate provision for the continuation of such options by arranging for the substitution on an equitable basis for the shares then subject to such options either (a) the consideration payable with respect to the outstanding shares of the Common Stock in connection with the Acquisition, (b) shares of stock of the successor corporation, or a parent or subsidiary of such corporation, or (c) such other securities as the Successor Board deems appropriate, the fair market value of which shall not materially exceed the fair market value of the shares of Common Stock subject to such options immediately preceding the Acquisition;
(ii) terminate each participant's options in exchange for a cash payment equal to the excess of (a) the fair market value on the date of the Acquisition of the number of shares of Common Stock that the participant's accumulated payroll deductions as of the date of the Acquisition could purchase, at an option price determined with reference only to the first business day of the applicable Payment Period and subject to the Code Section 423(b)(8) and fractional-share limitations on the amount of stock a participant would be entitled to purchase, over (b) the result of multiplying such number of shares by such option price; or (iii) provide for the assumption of the purchase rights by such acquiring party, subject to the same terms and conditions set forth herein, except that any purchase price shall be adjusted to reflect any exchange ratio.

         The Committee or Successor Board shall determine the adjustments to be made under this Article 12, and its determination shall be conclusive.

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ARTICLE 13 - NO TRANSFER OR ASSIGNMENT OF EMPLOYEE'S RIGHTS.

         An employee's rights under this Plan are the employee's alone and may not be transferred or assigned to, or availed of by, any other person other than by will or the laws of descent and distribution. Any option granted under this Plan to an employee may be exercised, during the employee's lifetime, only by the employee.

ARTICLE 14 - TERMINATION OF EMPLOYEE'S RIGHTS.

         Whenever a participant ceases to be an eligible employee because of retirement, voluntary or involuntary termination, resignation, layoff, discharge, death or for any other reason, his or her rights under this Plan shall immediately terminate, and the Company shall promptly refund, without interest, the entire balance of his or her payroll deduction account under this Plan. Notwithstanding the foregoing, eligible employment shall be treated as continuing intact while a participant is on military leave, sick leave or other bona fide leave of absence, for up to 90 days, or, if longer than 90 days, for so long as the participant's right to re-employment is guaranteed by statute or by contract.

         If a participant's payroll deductions are interrupted by any legal process, a withdrawal notice will be considered as having been received from the participant on the day the interruption occurs.

ARTICLE 15 - TERMINATION AND AMENDMENTS TO PLAN.

         Unless terminated sooner as provided below, this Plan shall terminate on November 30, 2009. This Plan may be terminated at any time by the Company's Board of Directors but such termination shall not affect options then outstanding under this Plan. It will terminate in any case when all or substantially all of the unissued shares of stock reserved for the purposes of this Plan have been purchased. If at any time shares of stock reserved for the purpose of this Plan remain available for purchase but not in sufficient number to satisfy all then unfilled purchase requirements, the available shares shall be apportioned among participants in proportion to the amount of payroll deductions accumulated on behalf of each participant that would otherwise be used to purchase stock, and this Plan shall terminate. Upon such termination or any other termination of this Plan, all payroll deductions not used to purchase stock will be refunded, without interest.

         The Committee or the Board of Directors may from time to time adopt amendments to this Plan provided that, without the approval of the shareholders of the Company, no amendment may (i) increase the number of shares that may be issued under this Plan (except as provided in Article 4); (ii) change the class of employees eligible to receive options under this Plan, if such action would be treated as the adoption of a new plan for purposes of Section 423(b) of the Code; or (iii) cause Rule 16b-3 under the Securities Exchange act of 1934 to become inapplicable to this Plan.

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ARTICLE 16 - LIMITS ON SALE OF STOCK PURCHASED UNDER THE PLAN.

         This Plan is intended to provide shares of Common stock for investment and not for resale. The Company does not, however, intend to restrict or influence any employee in the conduct of his or her own affairs. An employee may, therefore, sell stock purchased under this Plan at any time the employee chooses, subject to compliance with any applicable Federal or state securities laws and subject to any restrictions imposed under Article 21 to ensure that tax withholding obligations are satisfied. THE EMPLOYEE ASSUMES THE RISK OF ANY MARKET FLUCTUATIONS IN THE PRICE OF THE STOCK.

ARTICLE 17 - PARTICIPATING SUBSIDIARIES.

         The term "participating subsidiary" shall mean any present or future subsidiary of the Company, as that term is defined in Section 424(f) of the Code, which is designated from time to time by the Board of Directors to participate in this Plan. The Board of Directors shall have the power to make such designation before or after this Plan is approved by the shareholders.

ARTICLE 18 - OPTIONEES NOT SHAREHOLDERS.

         Neither the granting of an option to an employee nor the deductions from his or her pay shall constitute such employee a shareholder of the shares covered by an option until such shares have been actually purchased by the employee.

ARTICLE 19 - APPLICATION OF FUNDS.

         The proceeds received by the Company from the sale of Common Stock pursuant to options granted under this Plan will be used for general corporate purposes.

ARTICLE 20 - NOTICE TO COMPANY OF DISQUALIFYING DISPOSITION.

         By electing to participate in this Plan, each participant agrees to notify the Company in writing immediately after the participant transfers Common Stock acquired under this Plan, if such transfer occurs within two years after the first business day of the Payment Period in which such Common Stock was acquired. Each participant further agrees to provide any information about such a transfer as may be requested by the Company or any subsidiary corporation in order to assist it in complying with the tax laws. Such dispositions generally are treated as "disqualifying dispositions" under Sections 421 and 424 of the Code, which have certain tax consequences to participants and to the Company and its participating subsidiaries.

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ARTICLE 21 - WITHHOLDING OF ADDITIONAL INCOME TAXES.

         By electing to participate in this Plan, each participant acknowledges that the Company and its participating subsidiaries are required to withhold taxes with respect to the amounts deducted from the participant's compensation and accumulated for the benefit of the participant under this Plan, and each participant agrees that the Company and its participating subsidiaries may deduct additional amounts from the participant's compensation, when amounts are added to the participant's account, used to purchase Common Stock or refunded, in order to satisfy such withholding obligations. Each participant further acknowledges that when Common Stock is purchased under this Plan the Company and its participating subsidiaries may be required to withhold taxes with respect to all or a portion of the difference between the fair market value of the Common Stock purchased and its purchase price, and each participant agrees that such taxes may be withheld from compensation otherwise payable to such participant. It is intended that tax withholding will be accomplished in such a manner that the full amount of payroll deductions elected by the participant under Article 7 will be used to purchase Common Stock. However, if amounts sufficient to satisfy applicable tax withholding obligations have not been withheld from compensation otherwise payable to any participant, then, notwithstanding any other provision of this Plan, the Company may withhold such taxes from the participant's accumulated payroll deductions and apply the net amount to the purchase of Common Stock, unless the participant pays to the Company, prior to the exercise date, an amount sufficient to satisfy such withholding obligations. Each participant further acknowledges that the Company and its participating subsidiaries may be required to withhold taxes in connection with the disposition of stock acquired under this Plan and agrees that the Company or any participating subsidiary may take whatever action it considers appropriate to satisfy such withholding requirements, including deducting from compensation otherwise payable to such participant an amount sufficient to satisfy such withholding requirements or conditioning any disposition of Common Stock by the participant upon the payment to the Company or such subsidiary of an amount sufficient to satisfy such withholding requirements.

ARTICLE 22 - GOVERNMENTAL REGULATIONS.

         The Company's obligation to sell and deliver shares of Common stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such shares.

         Government regulations may impose reporting or other obligations on the Company with respect to this Plan. For example, the Company may be required to identify shares of Common Stock issued under this Plan on its stock ownership records and send tax information statements to employees and former employees who transfer title to such shares.

ARTICLE 23 - GOVERNING LAW.

         The validity and construction of this Plan shall be governed by the laws of the State of New Jersey, without giving effect to the principles of conflicts of law thereof.


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